UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25160	63-1114426
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1927 First Avenue North, Birmingham, Alabama 35203

(Address of principal executive offices, including zip code)

(205) 583-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Stockholder Approval of Amended Performance Share Plan

At the Annual Meeting of Stockholders of Alabama National BanCorporation (the “Company”) held on May 4, 2005 (the “Annual Meeting”), the stockholders of the Company approved the Third Amendment and Restatement of the Alabama National BanCorporation Performance Share Plan (the “Amended Performance Share Plan”). The Amended Performance Share Plan amended the existing Performance Share Plan of the Company to: (1) extend the final performance share award date from December 31, 2005 to December 31, 2015, (2) increase the total performance shares that may be awarded under the Performance Share Plan from 400,000 to 800,000, and (3) provide limited discretion for award criteria of performance share awards to be revised during the award period where special or non-recurring circumstances exist.

The Amended Performance Share Plan authorizes the Company to make awards of performance shares representing shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. The awards vest based on the Company’s attainment of certain pre-established levels of performance with respect to certain objective measurements of performance set forth in the Amended Performance Share Plan. Each award granted generally represents one share of the Company’s common stock. At the time of grant of an award under the Performance Share Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) establishes a target award amount and a maximum eligible award amount. At the time the Committee grants awards under the Performance Share Plan, the Committee is required to fix an award period not to exceed five calendar years.

A copy of the Amended Performance Share Plan is attached as Appendix C to the Company’s 2005 Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on March 30, 2005. A copy of the Amended Performance Share Plan is also included with this Current Report on Form 8-K as Exhibit 10.1.

Change in Performance Criteria for Awards Under the Performance Share Plan

At the April 20, 2005 meetings of the Committee and of the Board of Directors of the Company (the “Board”), each of the Committee and the Board approved changes to the award criteria for the performance share award grants to the Chief Executive Officer and the next four highly compensated officers of the Company (the “Executives”) under the Company’s performance share plan that had been granted for the four-year periods beginning on each of January 1, 2002, January 1, 2003 and January 1, 2004. These changes were subject to the approval by the stockholders of the Company at the Annual Meeting of the Amended Performance Share Plan.

The changes approved by the Committee and the Board were to revise the performance criteria for these awards from criteria based on return on average equity during the award period as compared to a peer group of banks and bank holding companies, to criteria based on the compounded annual growth rate of the annual earnings per share of the Company during the award period. Each of the Committee and the Board of Directors approved these performance criteria amendments because of its conclusion that return on average equity based criteria is not currently an appropriate indicator of long-term success of the Company for purposes of performance share awards. The Company has been successful in expanding through acquisitions of banks and bank holding companies into high growth markets in Florida and greater-Atlanta in recent years. With purchase accounting treatment, such acquisitions are typically dilutive to return on average equity, when such acquisitions can be accretive to long-term shareholder value. The Committee and the Board believe that the maximization of shareholder value for the Company is most dependent upon compound annual growth rate of the Company’s earnings per share, and such criteria is therefore a more appropriate performance share award criteria.

A copy of the form of Amended Notice of Award under the Amended Performance Share Plan is included with this Current Report on Form 8-K as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit
10.1	Amended Performance Share Plan

10.2	Form of Amended Notice of Award under Amended Performance Share Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alabama National Bancorporation

By:	/s/ William E. Matthews, V
William E. Matthews, V Executive Vice President and Chief Financial Officer

Dated: May 6, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Amended Performance Share Plan

10.2	Form of Amended Notice of Award under the Amended Performance Share Plan